                                                                      EXHIBIT 3

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND MAY BE SUBJECT TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION

                            STOCK OPTION AGREEMENT

  This Stock Option Agreement (the "Agreement") is entered into as of August 29, 1995 by and between Community Bankshares, Inc., a New Hampshire bank holding company ("Community") and Centerpoint Bank, a New Hampshire trust company ("Centerpoint").

  Whereas, Centerpoint and Community propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the combination and merger of a newly-formed bank subsidiary of Community and Centerpoint into a single bank, which will be a subsidiary of Community; and

  Whereas, as a condition and an inducement to Community's willingness to enter into the Merger Agreement, Community has requested that Centerpoint agree, and Centerpoint has agreed, to grant Community the Option (as defined below);

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Centerpoint and Community agree as follows:

  1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Centerpoint hereby grants to Community an irrevocable option (the "Option") to acquire up to 165,920 shares (the "Option Shares") of common stock, par value $1.00 per share, of Centerpoint ("Centerpoint Common Stock") at an acquisition price of $12.00 per Option Share (the "Purchase Price"). The number of shares of Centerpoint Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

  2. CERTAIN DEFINITIONS. (a) The holder or holders of this Option ("Holder") may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Triggering Event (as defined below). Except as otherwise provided in this Agreement, the right to exercise the Option shall expire and be of no further force and effect upon the occurrence of a Termination Event (as defined below).

  (b) Each of the following shall constitute a "Termination Event":

      (i) the Effective Time;

      (ii) the first anniversary of a Triggering Event;

      (iii) the second anniversary of a termination of the Merger Agreement by reason of a material breach or wilful violation by Centerpoint of its representations, warranties or obligations under the Merger Agreement, provided, however, that such anniversary shall be a Termination Event only if such anniversary occurs prior to the occurrence of a Triggering Event;

      (iv) immediately (A) upon termination of the Merger Agreement by Centerpoint by reason of a breach or violation by Community of its representations, warranties or obligations under the Merger Agreement, or (B) if the holders of Community Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the Community Special Meeting held for the purpose of voting on the Merger Agreement; or


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

      (v) the second anniversary of a termination of the Merger Agreement other than as described in Section 2(b)(iii) or Section 2(b)(iv), provided, however, that such anniversary shall be a Termination Event only if such anniversary occurs prior to the occurrence of a Triggering Event.

  (c) Notwithstanding any expiration or termination of the Option, Community shall be entitled to acquire those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration or termination of the Option. Any purchase of shares upon exercise of the Option shall be subject to compliance with requirements established by the New Hampshire Board of Trust Company Incorporation and with all other requirements of applicable law, including the Bank Holding Company Act of 1956, as amended (the "BHC Act").
                       -------

  (d) A "Triggering Event" shall occur for purposes of this Agreement upon the
         ----------------
occurrence of any of the following:

      (i) without having received Community's prior written consent, Centerpoint shall have entered into, or the Board of Directors of Centerpoint shall have approved or recommended that the shareholders of Centerpoint approve or accept, an agreement with any person (other than Community or any affiliate of Community) to (A) effect a merger, consolidation or similar transaction involving Centerpoint, (B) sell, lease or otherwise dispose of assets of Centerpoint (other than sales of loans or securities classified as available for sale in the ordinary course of business of Centerpoint) representing 15% or more of the consolidated assets of Centerpoint, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Centerpoint (any of the foregoing an "Acquisition
                                                          -----------
    Transaction");
    -----------

      (ii) any person (other than Community or any affiliate of Community) shall, after the date hereof, have acquired beneficial ownership (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or the right to acquire beneficial
                  ------------
    ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Centerpoint Common Stock;

      (iii) any person (other than Community or any affiliate of Community)
    (1) publicly announces a proposal, or publicly discloses an intention to make a proposal, to engage in an Acquisition Transaction, (2) files an application under the BHC Act for approval to engage in an Acquisition Transaction, or (3) files a notice under the Change in Bank Control Act of 1978 or other applicable law of intent to engage in an Acquisition Transaction;

      (iv) Centerpoint's Board of Directors shall have failed to recommend to its shareholders approval of the Merger Agreement, or shall have withdrawn or modified in a manner adverse to Community its recommendation with respect to the Merger Agreement; or

      (v) the holders of Centerpoint Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the Special Meeting held for the purpose of voting on the Merger Agreement or such Special Meeting shall not, due to actions or failure to act of Centerpoint, have been held prior to a date which is 60 days ("End
                                                                   ---
    Date") after effectiveness of the Registration Statement on Form S-4,
    ----
    provided, however, that the events described in this Section 2(d)(v) shall constitute a Triggering Event only if, prior to the End Date, Centerpoint shall have agreed to provide to a stockholder or a stockholder representative a copy of its list of Centerpoint stockholders for use in connection with possible communications with other Centerpoint stockholders.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and includes any individual, corporation, partnership, company, group or other entity. Terms defined herein by reference to the Exchange Act shall be construed as if Centerpoint had registered under the Exchange Act.

  3. EXERCISE OF OPTION. (a) In the event Community wishes to exercise the Option, it shall send to Centerpoint a written notice (the date of such notice being herein referred to as the "Notice Date") specifying (i) the total number
                                 -----------
of Option Shares it intends to acquire pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such acquisition (the "Closing
                                                                    -------
Date").
----

  (b) If the closing of the acquisition pursuant to the exercise of the Option (the "Closing") cannot be consummated by reason of any judgment, decree or
      -------
order, the period of time that otherwise would run pursuant to Section 3(a) shall run instead until the date on which such judgment, decree or order becomes final and nonappealable. Without limiting the foregoing, if prior notification to or approval of the Board of Governors of the Federal Reserve System ("FRB") or an other regulatory authority is required in connection with such purchase, Community shall promptly file the required notice or application for approval and shall expeditiously process the same (and Centerpoint shall cooperate with Community in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to Section 3(a) shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

  4. PAYMENT AND DELIVERY OF CERTIFICATES. (a) On each Closing Date, Community shall pay Centerpoint, in immediately available funds by wire transfer to a bank account designated by Centerpoint, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

  (b) At each Closing, simultaneously with the delivery of the consideration specified in Section 4(a), Centerpoint shall deliver to Community a certificate or certificates representing the Option Shares to be acquired at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever (including any preemptive rights of any stockholder).

  5. REPRESENTATIONS AND WARRANTIES OF CENTERPOINT. Centerpoint hereby represents and warrants to Community as follows:

    (a) DUE AUTHORIZATION. Centerpoint has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Centerpoint. This Agreement has been duly and validly executed and delivered by Centerpoint.

    (b) AUTHORIZED STOCK. Centerpoint has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Centerpoint Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Centerpoint Common Stock necessary for Community to exercise the Option, and Centerpoint will take all necessary corporate action to authorize and reserve for issuance all additional shares of Centerpoint Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Centerpoint Common Stock to be issued upon due exercise of the Option, including all additional shares of Centerpoint Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Centerpoint.

    (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Charter or By-laws or equivalent organizational document of Centerpoint or any Subsidiary or, subject to obtaining any required approvals or consents, violate, conflict with or result in any breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Centerpoint or any Subsidiary under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Centerpoint or any Subsidiary or their respective properties or assets.

    (d) ACCESS TO STOCKHOLDER LISTS. The list of Centerpoint's stockholders has been protected as confidential and proprietary information by Centerpoint, has not been copied or distributed within the Bank, and no copies of such list have been made available to stockholders or other third parties.

  6. REPRESENTATIONS AND WARRANTIES OF COMMUNITY. Community hereby represents and warrants to Centerpoint that:

    (a) DUE AUTHORIZATION. Community has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Community. This Agreement has been duly and validly executed and delivered by Community.

    (b) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Charter or By-laws or equivalent organizational document of Community or any subsidiary Community or, subject to obtaining any required approvals or consents contemplated hereby, violate, conflict with or result in any breach of any provisions of, constitute a default (or event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Community or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Community or any subsidiary of Community or their respective properties or assets.

    (c) PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Community upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933.

  7. ADJUSTMENT UPON SHARE ISSUANCES, CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Centerpoint Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by Centerpoint pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Community shall receive upon exercise of the Option the number and class of shares or other securities or property that Community would have received if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

  (b) In the event that Centerpoint shall enter into an agreement (i) to consolidate with or merge into any person, other than Community or one of its affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Community or one of its affiliates, to merge into Centerpoint and shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Centerpoint Common Stock shall be changed into or exchanged for stock or other securities of Centerpoint or any other person or cash or any other property or the then outstanding shares of Centerpoint Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Community or one of its affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option to acquire the same type of consideration received by the holders of Centerpoint Common Stock pursuant to such a transaction. The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 7.

  (c) Notwithstanding any other provision of this Agreement, from and after any reorganization or recapitalization affecting Centerpoint which is related to an internal corporate reorganization and from and after the issuance of additional or replacement equity securities by Centerpoint, the Option shall remain exercisable for equity securities of Centerpoint representing 19.9% of the voting power of all Centerpoint equity securities, calculated on a fully-diluted basis. In connection with any such reorganization or recapitalization affecting Centerpoint, the type and number of shares or securities to be delivered by Centerpoint pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Option shall remain exercisable for equity securities of Centerpoint representing 19.9% of the voting power of all Centerpoint equity securities, calculated on a fully-diluted basis.

  8. REPURCHASE AT THE OPTION OF COMMUNITY.

  (a) REPURCHASE EVENT. A "Repurchase Event" shall occur for purposes of this
                           ----------------
Agreement upon the occurrence of any of the following:

      (i) without having received Community's prior written consent, Centerpoint shall have entered into an agreement with respect to, or consummated, a merger, consolidation or sale of substantially all of its assets; or

      (ii) any person (other than Community or any affiliate of Community) shall, after the date hereof, have acquired beneficial ownership (as defined in Rule 13(d)-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 51% or more of the then outstanding Centerpoint Common Stock.

  (b) SECTION 8 REPURCHASE CONSIDERATION. At the request of Community at any time commencing upon the occurrence of a Repurchase Event and ending upon the earlier to occur of (x) 9 months immediately thereafter or (y) a Termination Event, Centerpoint (or any successor entity thereof) shall repurchase from Community (1) the Option (unless the Option shall have expired or been terminated in accordance with the terms hereof) and (2) all shares of Centerpoint Common Stock purchased by Community pursuant hereto with respect to which Community then has beneficial ownership. The date on which Community exercises its rights under this Section 8 is referred to as the "Request
                                                                 -------
Date". Such repurchase shall be at an aggregate price (the "Section 8
----                                                        ---------
Repurchase Consideration") equal to the sum of:
------------------------

      (i) the aggregate exercise price paid by Community for any shares of Centerpoint Common Stock acquired pursuant to the Option with respect to which Community then has beneficial ownership;

      (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Centerpoint Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Centerpoint Common Stock with respect to which the Option has not been exercised; and

      (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Community for each share of Centerpoint Common Stock with respect to which the Option has been exercised and with respect to which Community then has beneficial ownership, multiplied by the number of such shares.

  (c) If Community exercises its rights under this Section 8, Centerpoint shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Community in immediately available funds, and Community shall surrender to Centerpoint the Option and the certificates evidencing the shares of Centerpoint Common Stock purchased thereunder with respect to which Community then has beneficial ownership; and Community shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FRB or other Governmental Entity is required in connection with the payment of all or any portion of the
Section 8 Repurchase Consideration or is not then permissible under applicable law, Centerpoint shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Community shall cooperate with Centerpoint in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the FRB or any other Governmental Entity disapproves of any part of Centerpoint's proposed repurchase pursuant to this Section 8, Centerpoint shall promptly give notice of such fact to Community and redeliver to Community the Option Shares it has acquired from Community pursuant hereto and is then prohibited from repurchasing, and Community shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to Section 8(b); provided that if the Option shall have expired prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth business day after such date, Community shall nonetheless have the right so to exercise the Option until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Centerpoint shall not be obligated to repurchase the Option or any shares of Centerpoint Common Stock pursuant to this Section 8 on more than one occasion.

  (d) For purposes of this Agreement, the "Applicable Price" means the highest
                                           ----------------
of (i) the highest price per share at which a tender or exchange offer has been made for shares of Centerpoint Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Centerpoint Common Stock or the consideration per share to be received by holders of Centerpoint Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Centerpoint entered into on or prior to the Request Date or (iii) the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source during the 60 business days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Community and reasonably acceptable to Centerpoint, which determination shall be conclusive for all purposes of this Agreement.

  9. REPURCHASE AT THE OPTION OF CENTERPOINT.

  (a) Except to the extent that Community shall have previously exercised its rights under Section 8, at the request of Centerpoint during the 30-day period commencing 12 months following the first occurrence of a Repurchase Event, Centerpoint may repurchase from Community, and Community shall sell to Centerpoint, all (but not less than all) of the shares of Centerpoint Common Stock acquired by Community pursuant hereto and with respect to which Community has beneficial ownership at the time of such repurchase at a price equal to the greater of (A) 110% of the Current Market Price (as defined below) or (B) the sum of (1) the Purchase Price in respect of the shares so acquired plus (2) Community's pre-tax per share carrying cost (as defined below), multiplied in either case by the number of shares so acquired (the "Section 9 Repurchase Consideration"); provided that Centerpoint's rights
 ----------------------------------
under this Section 9 shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Community to liability pursuant to Section 16(b) of the Exchange Act by reason of Community's purchase of shares of Centerpoint Common Stock hereunder.

  (b) If Centerpoint exercises its rights under this Section 9 and Community does not sell the shares to a third party pursuant thereto, Centerpoint shall, within 10 business days after the expiration of the 30-day period referred to in paragraph (a) above or, if applicable, upon abandonment of the transaction covered by the Offeror's

Notice, pay the Section 9 Repurchase Consideration in immediately available funds, and Community shall surrender to Centerpoint the certificates evidencing the shares of Centerpoint Common Stock purchased hereunder with respect to which Community then has beneficial ownership, and Community shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

  (c) As used herein, (i) "Current Market Price" means the average closing
                           --------------------
sales price per share of Centerpoint Common Stock quoted on the principal trading market on which such shares are traded as reported by a recognized source for the 10 business days preceding the date of Centerpoint's request for repurchase pursuant to this Section 9 and (ii) "Community's pre-tax per
                                                    -----------------------
share carrying cost" shall be the amount equal to the interest on the
-------------------
aggregate Purchase Price paid for the shares of Centerpoint Common Stock purchased from the date of purchase to the date of repurchase at the rate of interest announced by Bank of Boston as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

  10. DIVISION OF OPTION. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Community upon partial exercise of the Option or partial assignment of the Option, in both instances as provided herein, upon presentation and surrender of this Agreement at the principal office of Centerpoint, for other Agreements providing for Options of different denominations entitling the holder thereof to acquire in the aggregate the same number of shares of Centerpoint Common Stock which may be acquired hereunder. The terms "Agreement" and "Option" as used herein include
                               ---------       ------
any other Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged.

  11. MISCELLANEOUS.

  (a) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel.

  (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIAL SEVERABILITY. Except as otherwise set forth in the Merger Agreement, this Agreement (including other documents and instruments referred to herein or therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  (d) GOVERNING LAW. This Agreement shall be governed by the internal laws of New Hampshire without regard its conflicts of law principles.

  (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered as provided in the Merger Agreement.

  (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed, including by facsimile, in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that: (i) Community may assign this Agreement to any subsidiary or affiliate, and (ii) after the occurrence of a Repurchase Event Community may assign its rights under this Agreement to third parties; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by Community under the BHC Act to acquire the shares of Centerpoint Common Stock subject to the Option, Community may not assign its rights under the Option except in a manner approved by the Federal Reserve Board, and provided, further, that, notwithstanding any such assignment, Community shall continue to be liable for the performance of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Community, Centerpoint and Community shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  In Witness Whereof, Centerpoint and Community have caused this Stock Option Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                   Centerpoint Bank


/s/ Lucy T. Gobin                                  /s/ Philip M. Stone
                                          By: _________________________________

                                             Name: Philip M. Stone

Attest:                                      Title:President


/s/ Richard E. Kamp                       Community Bankshares, Inc.

                                                 /s/ Douglas Crichfield
                                          By: _________________________________
                                             Name: Douglas Crichfield
                                             Title:President